NASDAQ®	The Nasdaq Stock Market 9600 Blackwell Road Rockville, MD 20850

By Electronic Delivery to: bhaskell@nestor.com

October 23, 2007

Mr. Brian Haskell
Vice President, General Counsel and Secretary
Nestor, Inc
42 Oriental Street
Providence, RI 02908

Re:           Nestor, Inc. (the “Company”)
NASDAQ Symbol: NEST

Dear Mr. Haskell:

On April 23, 2007, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule   4310(c)(4)  (the “Rule”).  Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until October 22, 2007, to regain compliance with the Rule.

The Company has not regained compliance with the Rule. However, Staff notes that on October 22, 2007, the Company met all initial inclusion criteria for the Capital Market set forth in Marketplace Rule 4310(c) (except for bid price).1        Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 180 calendar day compliance period, or until April 21, 2008, to regain compliance.2  If, at anytime before April 21, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.3

1 The Company is subject to all initial inclusion criteria for the Capital Market (except bid price) that were in effect as of April 23, 2007, the date of Staff’s initial notification.

2 The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

3 Marketplace Rule 4310(c)(8)(E) states that, “Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond tem business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”

Mr. Brian Haskell
October 23, 2007

If compliance with the Rule cannot be demonstrated by April 21, 2008, Staff will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal Staff’s determination to a Listing Qualification Panel (the “Panel”).  Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.4

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance.  The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information.  Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com.  The Company will be included in this list commencing five business days from the date of this letter.

The Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. If you have any questions, please do not hesitate to contact me at (301) 978-8039.

Sincerely,

/s/ Brie Charles

Brie Charles
Lead Analyst
Nasdaq Listing Qualifications

4 Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.